Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
April 27, 2009	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $985,668

MOUNT AIRY, NC - Surrey Bancorp (the “Company” OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2009.

For the quarter ended March 31, 2009, net income totaled $985,668 or $0.27 per fully diluted share, compared with $403,885, or $.11 per fully diluted common share earned during the first quarter of 2008.

The increase in net income was attributable to earnings in the Bank’s sales finance subsidiary, which recorded tax-exempt life insurance proceeds of $1,000,000 in the first quarter of 2009. Excluding these proceeds, the Company incurred as net loss of $14,332 which was due to a significant increase in the provision for loan losses. The provision, increased primarily due to reserves placed on impaired loans, totaled $754,716 for the first quarter of 2009, compared to $141,737 in the first quarter of 2008. Loan loss reserves were $4,005,207 or 2.26% of total loans as of March 31, 2009. Non-performing assets were .29% of total assets at March 31, 2009, compared to .17% on that date in 2008. At March 31, 2009, the allowance for loan loss reserves equals 166% of impaired and non-performing assets, net of government guarantees. “The increase in reserves was a reflection of the current difficult economic environment and the bank’s conservative response to problem loans,” said Ted Ashby, President and CEO.

Net interest income decreased 3.5% from $1,787,829 in the first quarter of 2008 to $1,724,834 in 2009. Ashby stated, “the net interest margin stabilized and showed improvement late in the first quarter of 2009, as deposit cost declined from the artificially high levels we experienced in 2008.”

Non-interest income increased 178 percent to $1,574,767, from the $567,387 reported as of March 31, 2008, primarily due to the proceeds from life insurance. Non-interest expenses increased to $1,629,281 which represents a 1.0 percent increase from the $1,612,481 reported at the end of the first quarter of 2008.

Total assets were $207,214,651 as of March 31, 2009, an increase of 2.2 percent from $202,842,892 reported as of March 31, 2008. Total deposits were $165,479,688 at quarter-end 2009, a 1.0 percent increase from the $163,916,840 reported at the end of the first quarter of 2009.Net loans increased 3.3 percent to $173,403,182, compared to $167,904,198 at March 31, 2008.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31 2009	December 31 2008	March 31 2008
	(unaudited)		(unaudited)
Total assets	$207,215	$204,178	$202,843
Total loans	177,408	175,446	170,794
Investments	16,317	19,912	22,885
Deposits	165,480	163,747	163,917
Borrowed funds	12,700	12,440	13,829
Stockholders’ equity	27,389	24,383	23,343
Non-performing assets to total assets	0.29%	0.29%	0.17%
Loans past due more than 90 days to total loans	0.00%	0.02%	0.01%
Allowance for loan losses to total loans	2.26%	1.92%	1.69%
Book value per common share	$7.13	$6.87	$6.55

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2009	2008
Interest income	$2,649	$3,379
Interest expense	924	1,591
Net interest income	1,725	1,788
Provision for loan losses	755	142
Net interest income after provision for loan losses	970	1,646
Noninterest income	1,574	567
Noninterest expense	1,629	1,612
Net income before taxes	915	601
Provision for income taxes	(71)	197
Net income	986	404
Preferred stock dividend declared	62	30
Net income available to common shareholders	$924	$374
Basic net income per share	$0.29	$0.12
Diluted net income per share	$0.27	$0.11
Return on average total assets *	1.93%	0.79%
Return on average total equity *	14.96%	6.98%
Yield on average interest earning assets	5.54%	6.93%
Cost of funds	2.09%	3.56%

Net yield on average interest earning assets	3.61%	3.66%
Overhead efficiency ratio	49.40%	68.46%
Net charge-offs/average loans	0.07%	0.02%

*	annualized for all periods presented